Exhibit 99.1

Intelligent Systems Announces First Quarter 2017 Results

NORCROSS, Ga., May 09, 2017 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) (www.intelsys.com) announced today its financial results for the first quarter of 2017 ended March 31, 2017.

For the three month period ended March 31, 2017, the company recorded revenue of $1,752,000, a six percent increase compared to the same period in 2016.  The growth is primarily attributable to an increase in the volume of transaction processing services and software maintenance and support services.

The company reported a loss from operations of $498,000 in the first quarter of 2017 compared to a loss from operations of $361,000 in the first quarter of 2016. The current period results reflect a 22 percent increase in Research and Development costs compared to the same period in 2016, primarily due to an increase in technical staff and resources added over the past 12 months to further expand the features and functionality of the company’s technology platform and applications.

The company reported net loss attributable to Intelligent Systems Corporation of $465,000 (loss of $0.05 per basic and diluted share) in the first quarter of 2017 compared to net loss attributable to Intelligent Systems Corporation of $937,000 (loss of $0.11 per basic and diluted share) in the first quarter of 2016.  Impacting the prior year results is a non-cash charge of $700,000 included in the line item Other Income (Loss) to reduce the carrying value of a technology company investment in which the company owns a minority equity stake.

“Last year in the 1st Quarter press release, I mentioned we had grown our workforce to nearly 250 employees,” stated J. Leland Strange, Chief Executive Officer. “This year (as of the 1st Quarter) we have approximately 295 employees so we continue to expand to be able to support the business coming our way. The opportunities to be the ‘system of record’ for evolving FinTech businesses is driving our need to continue with R&D investments to stay ahead of our competition. CoreCard offers a unique combination of flexible transaction processing benefits that is adaptable worldwide.”

The company intends to file its Form 10-Q for the period ended March 31, 2017 with the Securities and Exchange Commission today, May 9, 2017. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown technology companies.  The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.   Further information is available on the company’s website at http://www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenue
Products	$202	$230
Services	1,550	1,417
Total net revenue	1,752	1,647
Cost of revenue
Products	56	64
Services	847	647
Total cost of revenue	903	711
Expenses
Marketing	79	96
General and administrative	481	556
Research and development	787	645
Loss from operations	(498)	(361)
Other income (loss)	33	(664	) [a]
Loss before income taxes	(465)	(1,025)
Income taxes	--	(1)
Net loss	(465)	(1,024)
Net loss attributable to noncontrolling interest	--	87
Net loss attributable to Intelligent Systems Corporation	$(465)	$(937)
Earnings (loss) per share attributable to Intelligent Systems Corporation:
Basic	$(0.05)	$(0.11)
Diluted	$(0.05)	$(0.11)
Basic weighted average common shares outstanding	8,743,299	8,731,299
Diluted weighted average common shares outstanding	8,743,299	8,731,299

a. Includes write-down of $700,000 on carrying value of investment in an early stage technology company.

Intelligent Systems Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

As of	March 31, 2017	December 31, 2016
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$16,505	$17,724
Marketable securities	431	418
Accounts receivable, net	758	1,329
Other current assets	1,311	1,160
Total current assets	19,005	20,631
Investments	1,262	1,272
Property and equipment, at cost less accumulated depreciation	647	700
Other long-term assets	81	101
Total assets	$20,995	$22,704
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$106	$301
Deferred revenue, current portion	1,338	1,474
Accrued payroll	578	515
Accrued expenses	74	43
Other current liabilities	326	1,338
Total current liabilities	2,422	3,671
Deferred revenue, net of current portion	69	85
Other long-term liabilities	18	18
Total Intelligent Systems Corporation stockholders’ equity	18,486	21,946
Noncontrolling interest	--	(3,016)
Total stockholders’ equity	18,486	18,930
Total liabilities and stockholders’ equity	$20,995	$22,704

For further information, call
Karen Reynolds, 770-564-5503
or email to karen@intelsys.com